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               CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in this

Registration Statement on Form N-1A of our reports dated August

10, 2001, relating to the financial statements and financial highlights which appear in the June 30, 2001 Annual Reports to

Shareholders of the General Portfolio, New York Portfolio,

California Portfolio, Connecticut Portfolio, New Jersey

Portfolio, Virginia Portfolio, Florida Portfolio, Massachusetts

Portfolio, Pennsylvania Portfolio, Ohio Portfolio and North

Carolina Portfolio, portfolios of Alliance Municipal Trust, which are also incorporated by reference into the Registration

Statement.  We also consent to the references to us under the headings "Financial Highlights", "Accountants", and "Financial

Statements and Report of Independent Accountants" in such

Registration Statement.













PricewaterhouseCoopers LLP
October 25, 2001





00250185.AR8